Exhibit 12(b)
FLORIDA POWER & LIGHT COMPANY COMPUTATION OF RATIOS
Nine Months Ended September 30, 2002

(millions)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$618
Income taxes	357
Fixed charges, as below	134

Total earnings, as defined	$1,109

Fixed charges, as defined:
Interest charges	$126
Rental interest factor	6
Fixed charges included in nuclear fuel cost	2

Total fixed charges, as defined	$134

Ratio of earnings to fixed charges	8.28

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$618
Income taxes	357
Fixed charges, as below	134

Total earnings, as defined	$1,109

Fixed charges, as defined:
Interest charges	$126
Rental interest factor	6
Fixed charges included in nuclear fuel cost	2

Total fixed charges, as defined	134

Non-tax deductible preferred stock dividends	11
Ratio of income before income taxes to net income	1.58

Preferred stock dividends before income taxes	17

Combined fixed charges and preferred stock dividends	$151

Ratio of earnings to combined fixed charges and preferred stock dividends	7.34